Exhibit 99.6

North Valley Bancorp Reports Results for

the Quarter Ended March 31, 2014

April 30, 2014 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with $919 million in assets, today reported results for the quarter ended March 31, 2014. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported net income for the quarter ended March 31, 2014 of $919,000, or $0.13 per diluted share compared to net income for the quarter ended March 31, 2013 of $1,261,000, or $0.18 per diluted share. “We are pleased with the results from the first quarter as we move forward with our planned merger with TriCo Bancshares,” stated Mike Cushman, President and CEO.

As announced by the Company on January 21, 2014 and reported in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on January 22, 2014 (the “Current Report”), the Company entered into an Agreement and Plan of Merger and Reorganization dated January 21, 2014 (the “Merger Agreement”), pursuant to which the Company would merge with and into TriCo Bancshares, a California corporation (“TriCo”), with TriCo being the surviving corporation. Immediately thereafter, the Company’s subsidiary bank, North Valley Bank, would be merged with and into TriCo’s subsidiary bank, Tri Counties Bank. The transactions contemplated by the Merger Agreement are expected to close in the second or third quarter of 2014, pending approvals of the Company shareholders and the TriCo shareholders, the receipt of all necessary regulatory approvals, and the satisfaction of other closing conditions which are customary for such transactions.

The Company did not record a provision for loan losses for the quarters ended March 31, 2014 and 2013. The allowance for loan losses at March 31, 2014 was $9,058,000, or 1.78% of total loans, compared to $9,301,000, or 1.83% of total loans, at December 31, 2013 and $9,651,000, or 1.98% of total loans, at March 31, 2013.

At March 31, 2014, total assets were $918,972,000, an increase of $8,238,000, or 0.9%, from $910,734,000 at March 31, 2013. The loan portfolio totaled $508,056,000 at March 31, 2014, an increase of $19,450,000, or 4.0%, compared to $488,606,000 at March 31, 2013. The loan to deposit ratio at March 31, 2014 was 64.7% as compared to 63.0% at March 31, 2013, and 64.6% at December 31, 2013. Total deposits increased $9,897,000, or 1.3%, to $785,817,000 at March 31, 2014 compared to $775,920,000 at March 31, 2013. Available-for-sale investment securities totaled $273,143,000 at March 31, 2014, a decrease of $10,578,000 from the total at March 31, 2013. When compared to December 31, 2013, total assets increased $1,208,000 from $917,764,000, while loans decreased by $1,188,000 from $509,244,000, and deposits decreased $2,032,000 from $787,849,000. Available-for-sale investment securities decreased $6,336,000 from December 31, 2013 to March 31, 2014, while Federal funds sold increased $6,615,000 from December 31, 2013 to March 31, 2014.

At March 31, 2014, the Company’s Total Risk-based Capital was $120,196,000, and its capital ratios were: Total Risk-based Capital ratio – 19.3%; Tier 1 risk-based Capital ratio – 18.1%; and Tier 1 Leverage ratio – 12.3%. At March 31, 2014, the Bank’s Total Risk-based Capital was $118,348,000, and its capital ratios were: Total Risk-based Capital ratio – 19.1%; Tier 1 risk-based Capital ratio – 17.8%; and Tier 1 Leverage ratio – 12.1%.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) decreased $1,644,000, or 25.5%, to $4,805,000 at March 31, 2014 from $6,449,000 at March 31, 2013, and decreased $288,000 from the December 31, 2013 balance of $5,093,000. Nonperforming loans as a percentage of total loans were 0.95% at March 31, 2014, as compared to 1.00% at December 31, 2013 and 1.32% at March 31, 2013.

During the first quarter of 2014, the Company identified five loans totaling $1,669,000 as additional nonperforming loans. The additions were offset by reductions in nonperforming loans totaling $1,957,000 due primarily to the transfer of one property to Other Real Estate Owned (“OREO”) totaling $1,231,000, and secondarily to collections received on certain loans and charge-offs. Of the five loans totaling $1,669,000 identified as nonperforming loans during the first quarter of 2014, two relationships make up $1,526,000 of the balance. The first relationship is for a commercial real estate loan totaling $865,000 located in Stanislaus County. There is no specific reserve required for this loan. The second relationship consists of two loans totaling $661,000 for residential income property located in Solano County. The Company has recorded a $215,000 charge-off for these loans and there is no specific reserve required. The remaining two loans of the five identified as nonperforming loans in the first quarter total $143,000. Charge-offs of $34,000 were recorded against one of the loans and there were no specific reserves required.

Gross loan charge offs for the first quarter of 2014 were $298,000 and recoveries totaled $55,000 resulting in net charge offs of $243,000. Gross loan charge offs for the first quarter of 2013 were $1,056,000 and recoveries totaled $249,000 resulting in net charge offs of $807,000.

Nonperforming assets (nonperforming loans and OREO) totaled $7,438,000 at March 31, 2014, a decrease of $20,376,000 from the March 31, 2013 balance of $27,814,000, and a $1,109,000 decrease from the December 31, 2013 balance of $8,547,000. Nonperforming assets as a percentage of total assets were 0.81% at March 31, 2014 compared to 3.05% at March 31, 2013 and 0.93% at December 31, 2013.

The Company’s OREO properties decreased $821,000 to $2,633,000 at March 31, 2014 from $3,454,000 at December 31, 2013. The decrease in OREO was due to the sale of three properties totaling $2,227,000 (a gain of $175,000 was recorded on the sale), which was partially offset by the transfer of one property to OREO totaling $1,231,000. Subsequent to March 31, 2014, the Company sold an OREO property located in Shasta County at its recorded value of $2,154,000 resulting in no loss on the sale. The transaction closed on April 4, 2014.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans, investments and other earning assets and interest paid on deposits and borrowings, increased $326,000, or 4.4%, for the three months ended March 31, 2014 compared to the same period in 2013. Interest income increased by $251,000, or 3.2%, primarily due to an increase in average earning asset balances. The Company had foregone interest income of $10,000 and $85,000 for the loans on nonaccrual status for the three months ended March 31, 2014 and 2013, respectively. Average loans increased $22,734,000 in the first quarter of 2014 compared to the first quarter of 2013, while the yield on the loan portfolio decreased 22 basis points to 5.11% for the quarter ended March 31, 2014. Interest expense decreased $75,000, or 17.4%, due primarily to a decrease in the rates paid on deposits for the quarter ended March 31, 2014 compared to the same period in 2013. Overall, average earning assets increased $41,029,000 to $838,890,000 in the first quarter of 2014 compared to the first quarter of 2013. Average yields on earning assets decreased 9 basis points from the quarter ended March 31, 2013, to 3.94% for the quarter ended March 31, 2014 while the average rate paid on interest-bearing liabilities decreased by 5 basis points to 0.23%. The Company’s net interest margin for the quarter ended March 31, 2014 was 3.77%, a decrease of 4 basis points from the margin of 3.81% for the first quarter in 2013 and an increase of 6 basis points from the 3.71% net interest margin for the linked quarter ended December 31, 2013.

Noninterest income for the quarter ended March 31, 2014 decreased $1,899,000, or 43.9%, to $2,430,000 compared to $4,329,000 for the same period in 2013. Service charges on deposits decreased by $254,000 to $698,000 for the first quarter of 2014 compared to $952,000 for the same period in 2013. Other fees and charges decreased by $108,000 to $1,012,000 for the first quarter of 2014 compared to $1,120,000 for the first quarter of 2013. The Company recorded gains on the sale of mortgage loans of $184,000, and gains on the sale of SBA loans of $45,000 for the first quarter of 2014 compared to gains of $757,000 and $168,000, respectively, for the same period in 2013. The Company did not record a gain on the sale of investment securities for the first quarter of 2014 compared to gains on the sale of investment securities of $543,000 for the same period in 2013. Other noninterest income decreased $298,000, to $491,000 for the quarter ended March 31, 2014 compared to $789,000 for the same period in 2013.

Noninterest expense decreased $1,132,000, or 11.5%, to $8,756,000 for the first quarter of 2014 from $9,888,000 for the first quarter in 2013. Salaries and employee benefits decreased $139,000, for the first quarter of 2014 compared to the first quarter of 2013. Occupancy and furniture and equipment expense decreased $14,000 for the first quarter of 2014 compared to the first quarter of 2013, OREO expense decreased $366,000 to $10,000, for the first quarter of 2014 compared to $376,000 for the same period in 2013, and FDIC and state assessments decreased $77,000 to $141,000 for the first quarter of 2014, compared to $218,000 for the same period in 2013. Other expense decreased $536,000 to $2,743,000 for the first quarter of 2014 compared to $3,279,000 for the same period in 2013. For the three months ended March 31, 2014, the Company had approximately $290,000 of merger related expenses resulting from the pending merger with TriCo Bancshares, included in other noninterest expenses.

The Company recorded a provision for income taxes for the quarter ended March 31, 2014 of $517,000, resulting in an effective tax rate of 36.0%, compared to a provision for income taxes of $616,000, or an effective tax rate of 32.8%, for the quarter ended March 31, 2013.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-two commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER

AND WHERE TO FIND IT

Investors and shareholders are urged to carefully review and consider the public documents filed with the SEC by each of North Valley and TriCo, including but not limited to their Annual Reports on Form 10-K (including any amendments to Form 10-K), their Quarterly Reports on Form 10-Q, their Current Reports on Form 8-K and their proxy statements. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov (or from TriCo or North Valley as indicated below). In connection with the proposed merger, TriCo will file with the SEC a registration statement on Form S-4 to register the shares of TriCo common stock to be issued to the shareholders of North Valley. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of North Valley and TriCo, seeking their approval of the proposed merger and related matters. In addition, TriCo and North Valley may file other relevant documents concerning the proposed merger with the SEC. Before making any voting or investment decision, investors and shareholders of North Valley and TriCo are urged to carefully read the entire registration statement on Form S-4 and the proxy statement/prospectus included within the registration statement and any other relevant documents to be filed with the SEC in connection with the proposed merger, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about TriCo, North Valley and the proposed transaction.

Free copies of public documents filed with the SEC, including the proxy statement/prospectus when it becomes available, may be obtained by directing a request by telephone or mail to TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, Attn: Investor Relations, telephone (530) 898-0300, or by accessing TriCo’s website at www.tcbk.com under “Investor Relations,” or by directing a request by telephone or mail to North Valley Bancorp, 300 Park Marina Circle, Redding, California 96001, Attn: Corporate Secretary, telephone 530-226-2900, or by accessing North Valley’s website at www.novb.com under “Investor Relations.” Information on Trico’s website or North Valley’s website is not, and shall not be deemed to be, a part of this filing or incorporated into other filings made with the SEC.

TriCo, North Valley, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from the TriCo and North Valley shareholders in favor of the approval of the transaction. Information about TriCo directors and executive officers will be included in TriCo’s Form 10-K Annual Report to be filed with the SEC and information about North Valley’s directors and executive officers will be included in North Valley’s Form 10-K Annual Report to be filed with the SEC. Additional information regarding the interests of these participants and other persons who may be deemed participants in the proposed merger will be set forth in the proxy statement/prospectus and other relevant documents filed with the SEC (when they become available).

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman or	Kevin R. Watson
President & Chief Executive Officer	Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877	(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
Statement of Income	2014	2013	$ Change	% Change
Interest income
Loans (including fees)	$6,395	$6,366	$29	0.46%
Investment securities	1,698	1,483	215	14.50%
Federal funds sold and other	26	19	7	36.84%
Total interest income	8,119	7,868	251	3.19%
Interest expense
Interest on deposits	226	299	(73)	(24.41%)
Subordinated debentures	131	133	(2)	(1.50%)
Total interest expense	357	432	(75)	(17.36%)
Net interest income	7,762	7,436	326	4.38%
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	7,762	7,436	326	4.38%

Noninterest income
Service charges on deposit accounts	698	952	(254)	(26.68%)
Other fees and charges	1,012	1,120	(108)	(9.64%)
Gain on sales of mortgage loans	184	757	(573)	(75.69%)
Gain on sales of SBA loans	45	168	(123)	(73.21%)
Gain on sales of securities, net	—	543	(543)	(100.00%)
Other	491	789	(298)	(37.77%)
Total noninterest income	2,430	4,329	(1,899)	(43.87%)

Noninterest expenses
Salaries and employee benefits	5,023	5,162	(139)	(2.69%)
Occupancy	623	633	(10)	(1.58%)
Furniture and equipment	216	220	(4)	(1.82%)
Other real estate owned expense	10	376	(366)	(97.34%)
FDIC and state assessments	141	218	(77)	(35.32%)
Other	2,743	3,279	(536)	(16.35%)
Total noninterest expenses	8,756	9,888	(1,132)	(11.45%)
Income before provision for income taxes	1,436	1,877	(441)	(23.49%)
Provision for income taxes	517	616	(99)	(16.07%)
Net income	$919	$1,261	$(342)	(27.12%)

Common Share Data
Earnings per share
Basic	$0.13	$0.18	$(0.05)	(27.78%)
Diluted	$0.13	$0.18	$(0.05)	(27.78%)

Weighted average shares outstanding	6,836,463	6,835,192
Weighted average shares outstanding - diluted	6,889,040	6,845,484
Book value per share	$13.99	$14.18
Tangible book value per share	$13.97	$14.15
Shares outstanding	6,836,463	6,835,192

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,	March 31,
Balance Sheet Data	2014	2013	2013
Assets
Cash and due from banks	$22,718	$19,348	$15,890
Federal funds sold	44,750	38,135	35,925
Time deposits at other financial institutions	2,226	2,226	2,219
Available-for-sale securities - at fair value	273,143	279,479	283,721
Held-to-maturity securities - at amortized cost	2	2	6

Loans	508,056	509,244	488,606
Allowance for loan losses	(9,058)	(9,301)	(9,651)
Net loans	498,998	499,943	478,955

Premises and equipment, net	7,583	7,833	8,978
Other real estate owned	2,633	3,454	21,365
Core deposit intangibles, net	73	109	219
Accrued interest receivable and other assets	66,846	67,235	63,456
Total assets	$918,972	$917,764	$910,734

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$176,951	$184,971	$174,495
Demand, interest bearing	210,207	202,508	193,846
Savings and money market	255,245	250,633	245,094
Time	143,414	149,737	162,485
Total deposits	785,817	787,849	775,920

Accrued interest payable and other liabilities	15,893	14,835	16,217
Subordinated debentures	21,651	21,651	21,651
Total liabilities	823,361	824,335	813,788
Shareholders’ equity	95,611	93,429	96,946
Total liabilities and shareholders’ equity	$918,972	$917,764	$910,734

Asset Quality
Nonaccrual loans	$4,805	$5,093	$6,449
Loans past due 90 days and accruing interest	—	—	—
Other real estate owned	2,633	3,454	21,365
Total nonperforming assets	$7,438	$8,547	$27,814

Classified assets	$14,665	$17,973	$39,113
Bank Tier 1 Capital + ALLL	$119,621	$118,248	$117,245
Classified assets ratio	12.26%	15.20%	33.36%

Allowance for loan losses to total loans	1.78%	1.83%	1.98%
Allowance for loan losses to NPL’s	188.51%	182.62%	149.65%

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013
Selected Financial Ratios
Return on average total assets	0.41%	0.57%
Return on average shareholders’ equity	3.92%	5.30%
Net interest margin (tax equivalent basis)	3.77%	3.81%
Efficiency ratio	85.91%	84.05%

Selected Average Balances
Loans	$507,149	$484,415
Taxable investments	281,290	270,493
Tax-exempt investments	4,964	9,840
Federal funds sold and other	45,487	33,113
Total earning assets	$838,890	$797,861
Total assets	$919,629	$897,178

Demand deposits - interest bearing	$206,635	$188,138
Savings and money market	254,360	238,785
Time deposits	146,404	166,198
Other borrowings	21,651	21,651
Total interest bearing liabilities	$629,050	$614,772
Demand deposits - noninterest bearing	$180,295	$169,080
Shareholders’ equity	$95,001	$96,483

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except per share data)

	For the Quarter Ended
	March	December	September	June
	2014	2013	2013	2013
Interest income	$8,119	$8,199	$8,165	$7,981
Interest expense	357	392	391	403
Net interest income	7,762	7,807	7,774	7,578

Provision for loan losses	—	—	—	—
Noninterest income	2,430	2,948	3,209	3,651
Noninterest expense	8,756	9,653	10,036	9,936

Income before provision for income taxes	1,436	1,102	947	1,293
Provision for income taxes	517	212	367	399
Net income	$919	$890	$580	$894

Earnings per common share:
Basic	$0.13	$0.13	$0.08	$0.13
Diluted	$0.13	$0.13	$0.08	$0.13